UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2010

Commission File No. 1-14588

NORTHEAST BANCORP

(Exact name of Registrant as specified in its Charter)

Maine	01-0425066
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

500 Canal Street, Lewiston, Maine	04240
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (207) 786-3245

Former name or former address, if changed since last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.	Entry into a Material Definitive Agreement.

On March 31, 2010, Northeast Bancorp (“Northeast”) issued a press release announcing that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”) with FHB Formation, LLC, a Delaware limited liability company (“FHB”). Pursuant to the terms and conditions set forth in the Merger Agreement, FHB will merge with and into Northeast (the “Merger”), with Northeast continuing as the surviving corporation (the “Surviving Corporation”).

At the effective time of the Merger, each share of Northeast’s common stock, par value $1.00 per share, issued and outstanding immediately prior to the effective time of the Merger (“Northeast Common Stock”) will be converted into the right to receive, at the election of the holder (i) one share of common stock of the Surviving Corporation (the “Stock Consideration”) or (ii) $13.93 (the “Cash Consideration”), subject to allocation and proration procedures which provide that, in the aggregate, 1,393,399 shares of Northeast Common Stock will be converted into the Stock Consideration and the remaining shares of outstanding Northeast Common Stock will be converted into the Cash Consideration. Holders of Northeast Common Stock prior to the consummation of the Merger will own, in the aggregate, approximately 40% of the Surviving Company common stock outstanding immediately following the consummation of the Merger, on a fully diluted basis. In connection with the Merger, each outstanding option to purchase shares of Northeast common stock will be converted into an option to purchase an identical number of shares of the Surviving Corporation at the same exercise price as the Northeast option.

In exchange for the aggregate Cash Consideration in the amount of approximately $12.9 million and a cash contribution equal to approximately $16.2 million, the FHB investors will receive shares of Surviving Company common stock such that, immediately following the consummation of the Merger, the FHB investors will own approximately 60% of the Surviving Company common stock outstanding, on a fully diluted basis. The FHB investors will also contribute up to an additional $1,000,000 to Northeast for certain expenses incurred by FHB prior to the Merger. The $16.2 million cash contribution will be available to the Surviving Company for general corporate purposes, and will qualify as tier 1 regulatory capital.

Consummation of the Merger is subject to customary closing conditions including, but not limited to, the absence of a material adverse change relating to Northeast, approval of the Merger by Northeast’s shareholders and satisfaction of any required regulatory approvals.

In connection with the Merger Agreement, certain directors and executive officers of Northeast have entered into voting agreements pursuant to which they have agreed to vote an aggregate of 161,827 shares (representing approximately, 6.97% of the total outstanding shares as of the date hereof) of Northeast’s common stock beneficially owned by them and over which they have voting power in favor of the Merger. The transaction is expected to close in the second half of 2010.

The Merger Agreement contains a “no-shop” restriction on Northeast’s ability to solicit alternative acquisition proposals and to engage in discussions with third parties. The “no-shop” restriction is subject to a “fiduciary-out” provision that allows Northeast under certain circumstances to provide information and participate in discussions at any time with respect to unsolicited alternative acquisition proposals.

The Merger Agreement also contains certain termination rights for both Northeast and FHB. Upon termination under specified circumstances, Northeast would be required to pay FHB a termination fee of $1.0 million, depending on the timing and circumstances of the termination. The Merger Agreement also provides that, upon termination under specified circumstances, FHB would be required to pay Northeast a termination fee of $1.0 million, depending on the timing and circumstances of the termination.

The foregoing description of the Merger Agreement and the transactions contemplated thereby and the voting agreements is not complete and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference, and to the form of voting agreement, a copy of which is attached hereto as Exhibit 10.3 and incorporated herein by reference.

Effective upon the closing of the Merger, the existing management team of Northeast will continue in the following roles: James Delamater will become President and Chief Executive Officer of Northeast’s Community

Banking Division, Pender Lazenby will remain as the Chief Risk Officer of Northeast, Robert Johnson will become Chief Financial Officer of Northeast’s Community Banking Division and Marcel Blais will become Chief Operating Officer of Northeast’s Community Banking Division. The Surviving Company’s board of directors will consist of nine members, including two representatives from the existing Northeast board of directors. Effective upon the closing of the Merger, Richard Wayne will become the Chief Executive Officer of the Surviving Company, Claire Bean will become the Chief Financial Officer and Chief Operating Officer of the Surviving Company, and Heather Campion will become the Chief Administrative Officer of the Surviving Company. Mr. Wayne co-founded Capital Crossing Bank in 1988 (formerly known as Atlantic Bank) located in Boston, Massachusetts, where he served as President and Co-Chief Executive Officer from 1991 until its sale in February 2007. Ms. Bean has a 25-year record in financial services in the Greater Boston area, most recently serving as Executive Vice President and Chief Financial Officer of Benjamin Franklin Bancorp. Ms. Campion was a leading executive at Citizens Financial Group, Inc., where from 1998 until 2007 she served as Group Executive Vice President and Director of Corporate Affairs.

The Surviving Company’s business plan aims to reinforce and expand Northeast’s established franchise and brand with employment growth, stronger involvement in local communities and balance sheet growth. In addition, the Surviving Company intends to add a loan purchasing and servicing program through the creation of a Loan Acquisition and Servicing Group. Through this group, the Surviving Company expects to blend an appropriate amount of purchased performing commercial loans into the portfolio and to develop a servicing capability that is expected to generate additional fee income from managing commercial loans for the benefit of third party customers.

The Merger Agreement is not intended to provide any other factual information about FHB, Northeast, or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of FHB, Northeast, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by FHB or Northeast.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Merger Agreement, each of James Delamater, Robert Johnson, Marcel Blais and Pender Lazenby entered into employment agreements with Northeast Bank (the “Bank” and, together with Northeast, the “Company”), which will become effective upon consummation of the Merger. The employment agreements provide for a term of one year, which term renews for additional one-year periods unless either party provides notice of non-renewal. Each executive will be paid a base salary and be eligible to participate in the Company’s non-equity incentive compensation plan and will receive an award of options in connection with the consummation of the Merger, subject to limits that may be imposed on the receipt of such compensation by the Capital Purchase Program developed pursuant to the United States Department of the Treasury’s Troubled Asset Relief Program.

The foregoing description of the employment agreements is not complete and is subject to and qualified in its entirety by reference to the form of employment agreement entered into by Mr. Delamater and the form of employment agreement entered into by Messrs. Johnson, Blais and Lazenby, copies of which are attached hereto as Exhibit 10.1 and 10.2, respectively, and the terms of which are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of March 30, 2010, by and between Northeast and FHB.

10.1	Form of employment agreement by and between James Delamater and Northeast Bank.

10.2	Form of employment agreement by and between certain other executive officers of Northeast and Northeast Bank.

10.3	Form of voting agreement, dated as of March 30, 2010, by and between FHB and certain shareholders of Northeast.

99.1	Press Release, dated March 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 30, 2010	NORTHEAST BANCORP, INC.

	By:	/S/ JAMES D. DELAMATER
James D. Delamater
President and Chief Executive Officer

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